Exhibit (j) Deloitte & Touche LLP 50 Fremont Street San Francisco, CA 94105-2230 USA Tel: +1 415 783 4000 Fax: +1 415 783 4329 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 19 to Registration Statement No. 33-36065 on Form N-1A (the “Registration Statement”) of our report dated February 3, 2006, relating to the financial statements and financial highlights of The Parnassus Income Funds, comprising the Equity Income Fund, Fixed-Income Fund and California Tax-Exempt Fund, appearing in the Annual Report on Form N-CSR of the Parnassus Income Funds for the year ended December 31, 2005, and to the references to us under the headings “Financial Highlights” and “General Information” in the Prospectus and under the heading “General” in the Statement of Additional Information, which is part of such Registration Statement.

April 26, 2006

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